November 2016 1

Company Highlights

Strong Financial Position	• Cash flow positive & strong balance sheet – NO DEBT • $149.7 million in cash & marketable securities at September 30, 2016
Phase III Trial	• Data for Micropump® applied to sodium oxybate expected 1H 2018 • Current market size in excess of $1 billion
Expanding Product Portfolio	• 3 branded hospital products with little competition • 4 products added through acquisition of FSC Pediatrics in Q1 2016
Platform Technologies	• Micropump® sodium oxybate • LiquiTime® for OTC and Rx • Trigger Lock™ hydromorphone • Medusa™ exenatide
Extensive IP	• Technology patent life extends to a minimum of 2025 • Product specific IP will extend patent life

Mission: Build a diversified specialty pharmaceutical company that controls 100% of its drug development and future

FLAMEL technologies
November 2016
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Corporate Transformation


Established as drug delivery & formulation company
1990
2006
Coreg CR® using Micropump® received FDA approval (GSK partnered product)
Flamel acquired Éclat Pharmaceuticals
2012
2013
FDA approved Bloxiverz®
FDA approved Vazculep®
2014
IP transferred to Ireland
$173.2 million product revenue; $84 million cash from operations
2015
2016
Acquired FSC Pediatrics
FDA approved Akovaz™
Phase III trial for Micropump® sodium oxybate initiated
Reincorporation to Ireland company to become Avadel Pharmaceuticals plc
2017
SPA agreement reached with FDA for Phase III trial

Since 2013 Flamel received three NDA approvals, initiated Phase III trial for Micropump® sodium oxybate & transformed into a cash flow positive company

FLAMEL technologies
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November 2016 4 Becoming Avadel Pharmaceuticals plc 1990  Avadel Pharmaceuticals plc (NASDAQ: AVDL)  “AdVAnced DELivery”  Cross-border merger from France to Ireland effective January 1, 2017  No changes to capital structure or share count

2016 Expectations

- ✓ Launch Akovaz™ (Approved on 4/29/16)
- ✓ Integrate FSC Pediatrics and optimize sales territories
- ✓ Begin licensing discussions for Trigger Lock™ & Medusa™ platforms
- ✓ Commence registration & dosing for Phase III trial of Micropump® sodium oxybate by 2H 2016

Initiate development of UMD #4

Generate total revenue of $133 - $143 million

[1] UMD is Flamel's Unapproved Marketed Drugs Strategy, which takes unapproved drugs through the FDA approval process. These products are not protected by IP and are subject to generic filers.

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Current Pipeline

Drug/ Technology	Indication	Proof of Concept	Phase III	Under Review	Approved
Unapproved Marketed Drug #4	Undisclosed				
Sodium oxybate/ Micropump®	Narcolepsy				
Hydromorphone / Trigger Lock™	Pain				
Exenatide/Medusa™	Diabetes				

Partnered Products					
LiquiTime®	Cough/Cold				

Phase III trial for Micropump® sodium oxybate initiated September 2016

No IP Protection   IP Protection

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Sodium Oxybate Market Opportunity

>~178,000 narcoleptic patients in U.S.*

>150,000 patients not on sodium oxybate therapy

< 13,000 patients on treatment*

Large untapped opportunity exists in narcolepsy patient population

Xyrem® FY 2016 sales expected to be $1.2 - $1.25 billion

* *GlobalData & JAZZ's 4Q'15 earnings call*

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November 2016 8 Micropump® Sodium Oxybate (FT218) * Xyrem prescribing information Studied in 40 healthy volunteers at 4.5 grams, 6 grams and 7.5 grams Results showed: Similar onset of action as Xyrem Slightly lower Cmax than Xyrem Similar blood levels at hours 7 - 8 Sodium Oxybate: Standard of care for treatment of excessive daytime sleepiness (EDS) & cataplexy for patients suffering from narcolepsy Dosed twice nightly* 3 - 4.5 grams at bedtime 3 - 4.5 grams at 2.5 – 4 hrs later FT218 has potential to eliminate 2nd dose & provide other patient benefits

November 2016 9 Phase III Pivotal Trial - FT218 • Randomized, double-blind, placebo controlled efficacy study • 264 patients • ~50-60 clinical sites across U.S., Canada & Eastern Europe • Patients will undergo screening period then be titrated to daily doses of 4.5 g, 6.0 g, 7.5 g and 9.0 g FT218 or placebo • Patients on drug or placebo for 13 weeks • Overall timeline to complete enrollment: ~ 1 year

November 2016 10 Micropump® Overview Robust platform technology utilizing microparticles for the extended/delayed release of drugs in GI tract Micropump 1st approved in 2006 in Coreg CR (carvedilol) 10 years – no generics Tailored release profile solves dosing problems related to PK profiles and drugs with short half lives Applicable to wide variety of molecules Patented through 2027 with product specific patents to extend protection

Trigger Lock™ Hydromorphone (FT227)

Abuse-deterrent, extended-release, oral solid for application with opioids

Studied in 30 healthy volunteers: 3 FT227 prototypes (fasted & fed)

Results:

1 formulation bioequivalent to Jurnista© (fasted)

Selected formulation to advance

Total U.S. Rx sales painkillers 2015: **$6.5B**

OxyContin® (ER oxycodone): **$2.1B**

ER hydromorphone (Exalgo® & generics): **$138M**

Commenced licensing discussions for platform technology

Independent study confirmed better extraction/recovery than Exalgo & Oxycontin – **Alcohol interaction study in 3Q 2016**

[1] IMS data [2] "America's Addiction to Opioids: Heroin and Prescription Drug Abuse" (National Institute on Drug Abuse, May 14, 2014)

FLAMEL technologies

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November 2016 12 LiquiTime® Overview • Ibuprofen  12 hour profile developed for pain/fever  Regulatory pathway deemed high risk and high cost • Guaifenesin  Successful pilot PK study reported in March 2015  Second PK study ongoing  Update anticipated in early 2017 LiquiTime for prescription products currently under feasibility Licensed OTC rights to Perrigo in October 2015 – first two products:

Medusa™ Exenatide (FT228)

Subcutaneous injection formulation of exenatide, a GLP-1 (glucagon-like peptide – 1) for treatment of Type 2 diabetes

Phase Ib Results

- 1 dose FT228 (140mcg) / week for 4 weeks in 12 type 2 diabetes mellitus patients
- PK data showed continuous release of exenatide over period of up to 14 days & RBA close to 100%
- PD data comparable to current marketed products Bydureon® & Victoza®
- Low incidence of prolonged GI side effects and mild injection site reactions
- **Actively seeking partnership / licensing deal for Medusa**

Market Opportunity

- GLP-1 products recorded **$3.9 billion* of sales:**
- **$2.5 million** for Victoza® (once a day liraglutide, Novo Nordisk)
- **$736 million** for Bydureon® (once-a-week exenatide, AstraZeneca)
- **$319 million** for Byetta® (twice-a-day exenatide, AstraZeneca)

* *IMS – U.S. sales* in 2015

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November 2016 14 Marketed Products

Éclat Portfolio Products


Bloxiverz

Bloxiverz® (neostigmine methylsulfate injection)

- Indication: Reverses neuromuscular blockades used in surgical procedures
- 1 of 3 approved versions; ~ 4 million vials sold annually in the U.S.*

Vazculep® (phenylephrine hydrochloride injection)

- Indication: Treatment of hypotension resulting primarily from vasodilation in the setting of anesthesia
- Form: 1 mL single use vials, 5 mL and 10 mL
  - 1mL vial – **5.7** million   5mL vial – **1.2** M   10mL vial – **0.2** million





Akovaz™ (ephedrine sulfate injection)

- Indication: Treatment of clinically important hypotension occurring in the setting of anesthesia
- ~ 7 million vials sold annually in the U.S.

** IMS data*

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November 2016 16 Pediatric Products • Indication: Perennial allergic rhinitis in children 2 years of age and older • Patent protection through March 2029 • Rx antihistamine market size in U.S. ~ $110M • Indication: 2nd generation Cephalosporin covering a variety of common pathogens • For children as young as 1 year • U.S. Market for Cephalosporin ~ $300M • Indication: Treatment of GERD in pediatric patients aged 1-11 years • Proton Pump Inhibitor (PPI) • Market size in U.S. ~ $110M • Indication: Collapsible asthma spacer for use with metered dose inhalers (MDIs) • Patent protection through March 2028 • Market size in U.S. ~ $50M

November 2016 17 Strong Intellectual Property Platform US Europe Micropump® July 2027 July 2023 LiquiTime® September 2025 April 2023 Trigger Lock™ April 2027 May 2026 (pending) Medusa™ June 2031 June 2027 (pending) Product US Karbinal™ ER March 2029 Flexichamber® March 2028 Patent Protection Through.. Product specific IP combined with platform IP extend patent life

November 2016 18 Seasoned Senior Management Name Title Experience Michael S. Anderson Chief Executive Officer 40+ years Pharma Mike Kanan Senior Vice President and Chief Financial Officer 30+ years Financial Phillandas T. Thompson Senior Vice President, General Counsel 16+ years Legal Sandy Hatten Senior Vice President, Quality and Regulatory Affairs 30+ years Pharma Gregory J. Davis Vice President, Corporate and Business Development 20+ years Pharma David Monteith, Ph.D. Vice President, Research and Development 25+ years Pharma Dhiren D’Silva Vice President of Irish and European Operations 19+ years Business

November 2016 19 Non-GAAP Financial Results *Reconciliations from GAAP to Non-GAAP can be found in the appendix (in $000s) Q3 2016 Q2 2016 Q3 2015 Q3 2016 vs. Q2 2016 Q3 2016 vs. Q3 2015 Revenue 32,087$ 38,858$ 47,313$ (6,771)$ (15,226)$ Cost of products and services sold 2,844 3,145 2,087 (301) 757 Research and development expenses 8,143 7,604 7,221 539 922 Selling, general and admin expenses 12,740 11,290 4,568 1,450 8,172 Intangible asset amortization - - - - - Fair value adjustments of contingent consideration 5,884 6,992 9,027 (1,108) (3,143) Operating Expenses 29,611 29,031 22,903 580 6,708 Operating income (loss) 2,476 9,827 24,410 (7,351) (21,934) Interest & Other Expense (net) (559) (814) (1,014) 255 455 Income (loss) before income taxes 1,917 9,013 23,397 (7,096) (21,480) Income tax provision 5,416 9,998 10,255 (4,581) (4,839) Net loss (3,499)$ (985)$ 13,142$ (2,515)$ (16,641)$ Diluted loss per share (0.08)$ (0.02)$ 0.32$ (0.06)$ (0.40)$ Difference - Inc./(Dec.)

November 2016 20 Cash Flow Summary Balance sheet remains strong with no bank debt and $149.7 million in cash and marketable securities (in $000s) 2016 2015 TOTAL Cash and Marketable Securities Beginning Balance 144,802$ 92,834$ Operating Cash Flows (excluding tax and earnout/royalty payments) 49,639 92,277 Tax Payments (22,200) (34,382) Earnout/Royalty Payments (24,229) (17,655) Repayment of Debt - (4,904) Issuance of Ordinary Shares and Warrants - 6,990 FX & Other, net 1,655 (6,788) Change in Total 4,865 35,538 Ending Balance 149,667$ 128,372$ Nine Months Ended September 30,

Company Highlights

Strong Financial Position	• Cash flow positive & strong balance sheet – NO DEBT • $154.9 million in cash and marketable securities as of June 30, 2016
Phase III Trial	• Data for Micropump® applied to sodium oxybate expected 1H 2018 • Current market size in excess of $1 billion
Expanding Product Portfolio	• 3 branded hospital products with little competition • 4 products added through acquisition of FSC Pediatrics in Q1 2016
Platform Technologies	• Micropump® sodium oxybate • LiquiTime® for OTC and Rx • Trigger Lock™ hydromorphone • Medusa™ exenatide
Extensive IP	• Technology patent life extends to a minimum of 2025 • Product specific IP will extend patent life

Mission: Build a diversified specialty pharmaceutical company that controls 100% of its drug development and future

FLAMEL technologies
November 2016
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November 2016 22 Appendix

GAAP to Non-GAAP Reconciliations

Three Months Ended September 30, 2016:

(in thousands - USD$)

		Adjustments					
		Exclude			Include		
	GAAP	Intangible asset amortization	Foreign exchange (gain)/loss	Contingent related party payable fair value remeasurements	Contingent related party payable paid/accrued	Total Adjustments	NON-GAAP
Product sales and services	$ 31,340	$ -	$ -	$ -	$ -	$ -	$ 31,340
License and research revenue	*747*	-	-	-	-	-	*747*
Total revenue	**32,087**	-	-	-	-	-	**32,087**
Cost of products and services sold (3rd Party)	2,844	-	-	-	-	-	2,844
Intercompany cost of products sold	-	-	-	-	-	-	-
Cost of products and services sold	2,844	-	-	-	-	-	2,844
Research and development expenses	8,143	-	-	-	-	-	8,143
Selling, general and administrative expenses	12,740	-	-	-	-	-	12,740
Intangible asset amortization	3,702	(3,702)	-	-	-	(3,702)	-
Changes in fair value of related party contingent consideration	20,848	-	-	(20,848)	5,884	(14,964)	5,884
Total operating expenses	**48,277**	**(3,702)**	-	**(20,848)**	**5,884**	**(18,666)**	**29,611**
Operating income (loss)	**(16,190)**	**3,702**	-	**20,848**	**(5,884)**	**18,666**	**2,476**
Investment Income	490	-	-	-	-	-	490
Interest Expense	(264)	-	-	-	-	-	(264)
Other Expense - changes in fair value of related party payable	(1,828)	-	-	1,828	(785)	1,043	(785)
Foreign exchange gain (loss)	1,249	-	(1,249)	-	-	(1,249)	-
Income (loss) before income taxes	**(16,543)**	**3,702**	**(1,249)**	**22,676**	**(6,669)**	**18,460**	**1,917**
Income tax provision	3,451	1,329	-	1,021	(385)	1,965	5,416
Income Tax Rate	*(21%)*	*36%*	-	*5%*	*6%*	*11%*	*283%*
Net Loss	**$ (19,994)**	**$ 2,373**	**$ (1,249)**	**$ 21,655**	**$ (6,284)**	**$ 16,495**	**$ (3,499)**
Net loss per share - Diluted	$ (0.48)	$ 0.06	$ (0.03)	$ 0.52	$ (0.15)	$ 0.40	$ (0.08)
Weighted average number of shares outstanding - Diluted	*41,241*	*41,241*	*41,241*	*41,241*	*41,241*	*41,241*	*41,241*

FLAMEL technologies
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GAAP to Non-GAAP Reconciliations

Three Months Ended June 30, 2016:

(in thousands - USD$)

		Adjustments						
		Exclude				Include		
	GAAP	Intangible asset amortization	Foreign exchange (gain)/loss	Purchase accounting adjustments - FSC	Contingent related party payable fair value remeasurements	Contingent related party payable paid/accrued	Total Adjustments	NON-GAAP
Product sales and services	$ 38,165	$ -	$ -	$ -	$ -	$ -	$ -	$ 38,165
License and research revenue	*693*	-	-	-	-	-	-	*693*
Total revenue	**38,858**	-	-	-	-	-	-	**38,858**
Cost of products and services sold	3,907	-	-	(762)	-	-	(762)	3,145
Research and development expenses	7,604	-	-	-	-	-	-	7,604
Selling, general and administrative expenses	11,290	-	-	-	-	-	-	11,290
Intangible asset amortization	3,702	(3,702)	-	-	-	-	(3,702)	-
Changes in fair value of related party contingent consideration	23,898	-	-	-	(23,898)	6,992	(16,906)	6,992
Total operating expenses	**50,401**	**(3,702)**	**-**	**(762)**	**(23,898)**	**6,992**	**(21,370)**	**29,031**
Operating income (loss)	**(11,543)**	**3,702**	**-**	**762**	**23,898**	**(6,992)**	**21,370**	**9,827**
Investment Income	390	-	-	-	-	-	-	390
Interest Expense	(263)	-	-	-	-	-	-	(263)
Other Expense - changes in fair value of related party payable	(2,773)	-	-	-	2,773	(941)	1,832	(941)
Foreign exchange gain (loss)	1,680	-	(1,680)	-	-	-	(1,680)	-
Income (loss) before income taxes	**(12,509)**	**3,702**	**(1,680)**	**762**	**26,671**	**(7,933)**	**21,522**	**9,013**
Income tax provision	7,449	1,329	-	266	1,414	(460)	2,549	9,998
Income Tax Rate	*(60%)*	*36%*	-	*35%*	*5%*	*6%*	*12%*	*111%*
Net Loss	**$ (19,958)**	**$ 2,373**	**$ (1,680)**	**$ 496**	**$ 25,257**	**$ (7,473)**	**$ 18,973**	**$ (985)**
Net loss per share - Diluted	**$ (0.48)**	**$ 0.06**	**$ (0.04)**	**$ 0.01**	**$ 0.60**	**$ (0.18)**	**$ 0.46**	**$ (0.02)**
Weighted average number of shares outstanding - Diluted	*41,241*	*41,241*	*41,241*	*41,241*	*41,241*	*41,241*	*41,241*	*41,241*

FLAMEL technologies
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GAAP to Non-GAAP Reconciliations

Three Months Ended September 30, 2015:

(in thousands - USD$)

		Adjustments					
		Exclude			Include		
	GAAP	Intangible asset amortization	Foreign exchange (gain)/loss	Contingent related party payable fair value remeasurements	Contingent related party payable paid/accrued	Total Adjustments	NON-GAAP
Product sales and services	$ 47,313	$ -	$ -	$ -	$ -	$ -	$ 47,313
License and research revenue	-	-	-	-	-	-	-
Total revenue	**47,313**	**-**	**-**	**-**	**-**	**-**	**47,313**
Cost of products and services sold	2,087	-	-	-	-	-	2,087
Research and development expenses	7,221	-	-	-	-	-	7,221
Selling, general and administrative expenses	4,568	-	-	-	-	-	4,568
Intangible asset amortization	3,141	(3,141)	-	-	-	(3,141)	-
Changes in fair value of related party contingent consideration	44,782	-	-	(44,782)	9,027	(35,755)	9,027
Total operating expenses	**61,799**	**(3,141)**	**-**	**(44,782)**	**9,027**	**(38,896)**	**22,903**
Operating income (loss)	**(14,486)**	**3,141**	**-**	**44,782**	**(9,027)**	**38,896**	**24,410**
Investment Income	197	-	-	-	-	-	197
Interest Expense	-	-	-	-	-	-	-
Other Expense - changes in fair value of related party payable	(6,644)	-	-	6,644	(1,211)	5,433	(1,211)
Foreign exchange gain (loss)	160	-	(160)	-	-	(160)	-
Income (loss) before income taxes	**(20,773)**	**3,141**	**(160)**	**51,426**	**(10,237)**	**44,170**	**23,397**
Income tax provision	7,302	1,099	(48)	2,325	(424)	2,953	10,255
Income Tax Rate	*(35%)*	*35%*	*30%*	*5%*	*4%*	*7%*	*44%*
Net Loss	**$ (28,075)**	**$ 2,042**	**$ (112)**	**$ 49,101**	**$ (9,814)**	**$ 41,217**	**$ 13,142**
Net loss per share - Diluted	**$ (0.69)**	**$ 0.05**	**$ -**	**$ 1.20**	**$ (0.24)**	**$ 1.01**	**$ 0.32**
Weighted average number of shares outstanding - Diluted	*40,625*	*40,625*	*40,625*	*40,625*	*40,625*	*40,625*	*40,625*

FLAMEL technologies

November 2016 25

November 2016 26 Advanced Formulation and Delivery Platforms for Better and Safer Drugs Micropump®, LiquiTime®, Trigger Lock™ and Medusa ™ are trademarks of Flamel Ireland Ltd. Flamel’s Proprietary Drug Delivery Platforms

November 2016 27 Micropump® Drug Delivery Platform Modified/Controlled Release of Solid Oral Drugs

Micropump®

Micropump® allows development of modified and/or controlled release of solid, oral dosage formulations of drugs

- Derivative **LiquiTime®** allows development of modified/controlled release of liquid formulations
- Derivative **Trigger Lock™** allows development of tamper-resistant modified/controlled release formulations of narcotic/opioid analgesics

Versatility of Micropump® allows development of differentiated product profiles (SR / DR formulations) under various dosage forms:

- Capsules, tablets, sachets (sodium oxybate)
- Oral liquid suspensions (LiquiTime®)

Unique formulation used for different dose strengths and forms

- Same drug with different release profiles or
- Two or more drugs with tailored release profiles for combination therapy


Coated microparticles
+
Widely used and accepted excipients

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November 2016 29 Micropump® Platform at a Glance • Extended/delayed release of drugs throughout GI Tract • Precise pharmacokinetics of single or combination drugs in various formats • Numerous Micropump®-based products have been successfully tested in human clinical trials Various dosage forms (tablet, capsule, sachet, liquid) Commercial stage platform approved in the USA and EU Widely used and accepted excipients Rapid development possible Combination of multiple release profiles and/or multiple active ingredients Taste-masking properties Readily scalable Patent protection

November 2016 30 • Microparticles dispersed in the stomach, pass into the small intestine where each microparticle releases drug at an adjustable rate over an extended period of time (up to 24 hours) • Drug released at adjustable rate controlled (time dependent release: SR coating) and/or delayed (pH and time dependent release: DR coating) • Micropump® microparticles can be used separately or together to provide highly specialized delivery profiles Microparticles for Controlled/Modified Release Granules drug granulate or layered neutral core

November 2016 31 LiquiTime® Drug Delivery Platform Modified/Controlled Release of Liquid Oral Drugs

LiquiTime®

- Allows development of modified/controlled release liquid formulations for patients having issues swallowing tablets/capsules
- **Not limited to working solely with ionic drugs as with resin-complex based technologies**
- Readily scalable to commercial quantities
- Easy to swallow, good mouth feel, taste masked - dose flexibility while maintaining accuracy and safety

Applicable to:

Pediatric[1]

- US population younger than 18 years old = 76 million in 2019
- 75% of households with children under 12 purchased an OTC pain reliever over the past 12 months
- Sales of OTC pediatric product in the US = $1.6 B in 2013 ($1.9 B estimated in 2018)

Geriatric

- 810 million people > 60 years in 2012 2 billion expected in 2050[2]
- In 2010 approximately 45-50% of the prescriptions were written for people aged 60 and above and one in three patients took at least 5 drugs or more on a daily basis in the United States[3]

[1] "OTC Pediatrics – US" (March 2014, Mintel) *[2] World Health Organization*
[3] "Geriatric Medicine Market - Global Industry Analysis, Size, Share, Growth, Trends and Forecast, 2013 – 2019" (Transparency Market Research)

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November 2016 33 Trigger Lock™ Platform Abuse Deterrent Extended Release of Opioids

November 2016 34 • Drug loaded Micropump® microparticles: Sustained Release (SR) microparticles individually polymer coated which are resistant to crushing • Viscosifying ingredient(s): To prevent abuse by injection after extraction in a small volume of solvent • Quenching ingredient(s): To prevent extraction in large volumes of liquid (forming a complex with the opioid preventing its solubilization in aqueous/alcoholic media) Trigger Lock™ for Abuse Deterrence  Each microparticle retains its polymer coating  Trigger Lock™ is virtually impervious to crushing

November 2016 35 Medusa™ Drug Delivery Platform Modified/Controlled Release of Injectable Drugs

November 2016 36 In Vivo Drug Release from Medusa™ Depot Release of the unmodified drug by diffusion, disaggregation of the depot and competition with endogeneous proteins over several days Depot formation Drug Vitamin E Glutamic acid Day 1 Injection Day X* Natural and safe components disappearing progressively *By adjusting polymer concentration and/or ions content